EXHIBIT 21--SUBSIDIARIES OF REGISTRANT

     Listed below are the principal subsidiaries of the Company and the percentage of voting securities owned by the Company. The Company's other subsidiaries, taken in the aggregate, would not constitute a significant subsidiary.

                                     Jurisdiction in which    Percentage
                                 Incorporated or Organized    of Voting
                                                              Securities Owned

SCI Systems (Alabama), Inc.            Alabama                100%
SCI Technology, Inc.                   Alabama                100%
DeltaCom, Inc.                         Alabama                50%
SCI Foreign Sales, Inc.                U.S. Virgin Islands    100%
SCIMEX, Inc.                           Alabama                100%
SCI Systems de Mexico S.A.             Mexico                 100%
SCI Holdings, Inc.                     Delaware               100%
SCI U.K. Limited                       Guernsey Island        100%
SCI Manufacturing Singapore Pte.Ltd.   Singapore              100%
SCI Systems (Thailand) Limited         Thailand               100%
SCI Irish Holdings                     Republic of Ireland    100%
SCI Ireland Limited                    Republic of Ireland    100%
SCI Alpha Limited                      Republic of Ireland    100%
SCI Systems (Canada), Inc.             Canada                 100%
Newport, Inc.                          Georgia                100%
SCI Holding France, S.A.               France                 100%
SCI France, S.A.                       France                 100%